Exhibit 10.9

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

COOPERATION AGREEMENT

BY AND BETWEEN

Pierre and Marie Curie University (Paris 6), a French public, scientific, cultural and professional establishment located at 4 Place Jussieu, 75252 Paris Cedex 05

Hereinafter referred to as UPMC

Represented by Professor Jean CHAMBAZ, President,

And

Institut National de la Santé et de la Recherche Médicale (French National Institute of Health and Medical Research), a French public, scientific and technical research establishment located at 101 rue de Tolbiac, 75013 PARIS

Hereinafter referred to as INSERM

Represented by André SYROTA, Chairman and Chief Executive Officer,

And

The Centre National de la Recherche Scientifique (National Center for Scientific Research), a French public scientific and technical research establishment located at 3-5 rue Michel Ange, 75794 Paris Cedex 16

Hereinafter referred to as the CNRS

Represented by its Director General, Alain FUCHS

UPMC, CNRS and INSERM acting both in their own name and in the name and on behalf of the Research Center Institut de la Vision (Vision Institute), a joint research unit (UM 80) (UMRS 968 INSERM UPMC- UMR 7210 CNRS UPMC), directed by Professor José SAHEL.

UPMC, CNRS and INSERM being hereinafter jointly referred to as ESTABLISHMENTS.

UPMC has been authorized by the CNRS and INSERM to sign this Cooperation Agreement in its name and on its behalf.

OF THE FIRST PART,

AND

GenSight Biologics, a French Société Anonyme (Corporation), whose registered office is located at 89 rue du Faubourg Saint Antoine, 75011 Paris

Hereinafter referred to as GENSIGHT

Represented by Bernard GILLY, Chairman and CEO,

OF THE SECOND PART

INSERM, UPMC, CNRS and GENSIGHT shall hereinafter be referred to separately as the “Party” and jointly as the “Parties”.

ARTICLE 1 – PURPOSE OF THE COOPERATION AGREEMENT

The purpose of this cooperation agreement (hereinafter the “Agreement”) is to implement a preferred partnership between the Parties for the performance of research work by the LABORATORY, alone or in conjunction with GENSIGHT, and to specify the terms and conditions for the performance of such work, the financial terms and conditions, the Parties’ rights and obligations over the life of the Agreement, and to define the applicable rules in terms of ownership and use in the Area (defined below) of the results obtained within the scope of this partnership.

“Area” shall mean the targeting of mitochondria and treatment by gene therapy of Leber’s hereditary optic neuropathy as well as the vision restoration strategy using optogenetics in patients suffering from retinitus pigmentosa or AMD. Any project/program belonging to the Area but falling within the scope of another collaborative arrangement as of the date of signature of this Agreement shall be excluded from the Area. Any new project/program belonging to the Area and not yet included within the scope of a research agreement or contract with a third party may be proposed to GENSIGHT who shall decide, within a reasonable time period (2 months) if it is in its interest to enter into a specific agreement (defined below).

ARTICLE 2 – RESEARCH WORK

2.1	The Parties agree that, within the scope of the privileged partnership set up between them, the following research work may be carried out, as described in Schedule 1 to this Agreement entitled “General Research Program”. Each research program performed within the context of the Agreement will be included in a specific agreement (hereinafter the “Specific Agreement”) specifying the rights and obligations applicable to the Parties in terms of ownership and use in keeping with the terms and conditions of the Agreement and setting out, in Schedules, the scientific program and the organization of the research, the Party-specific knowledge implemented in the Specific Agreement, and the total cost borne by the LABORATORY, on the one hand and GENSIGHT, on the other hand. These Specific Agreements will be signed on behalf of the LABORATORY by either UPMC or by INSERM, depending on the supervision chosen by the LABORATORY to manage said Specific Agreement.

Within the scope of each Specific Agreement, the Parties will determine their partnership action on a case-by-case basis in accordance with the type of objectives and the resources to be put in place. This partnership may take the following forms:

A	Research Activity:

•	The performance of research activities entrusted by GENSIGHT to the LABORATORY from platforms located in the LABORATORY (including existing animal models) on small molecules, proteins and the therapeutic gene expression included in the Product definition (defined below), within the LABORATORY;

•	The study of therapeutic candidates (genes, proteins, molecules) in respect of which GENSIGHT has rights (hereinafter the “Products”), as well as targets, on existing animal models.

It is understood that the LABORATORY will assign the staff needed for these Research Activities. The total cost relating to such assignment of staff will be evaluated within the scope of the Specific Agreements defining the terms and conditions of each Research Activity.

B	Collaborative Activities:

The performance of research programs carried out thanks to the respective contributions of the two Parties with a view to obtaining new knowledge and involving a research component.

As of the date of signature of the Agreement, the Parties have identified two themes that will be considered Collaborative Activities and covered by Specific Agreements:

Vision restoration strategy using optogenetics in patients suffering from retinitus pigmentosa or macular degeneration.

Targeting of mitochondria and treatment by gene therapy of Leber’s hereditary optic neuropathy.

C	Transfer of Biological Material

The Transfer of Biological Materials such as mouse models, viral vectors and proteins shall either be included in specific MTAs signed by the Parties or shall be the subject of special provisions included in the Specific Agreements.

The Research Activities and the Collaborative Activities being hereinafter jointly referred to as the Research.

It is understood that each Research program and its related budget will be specified as soon a Research is implemented, within the scope of a Specific Agreement. The Parties may further agree on all other activities to be included in the General Research Program or any change to the activities referred to in such Program, within the scope of the Steering Committee defined below. Such a change would be included in a supplemental agreement signed by the Parties.

2.2	Conduct of Research

2.2.1	With regard to the ESTABLISHMENTS, Research will be carried out in the LABORATORY under the responsibility of the LABORATORY Director, Professor José Sahel (hereinafter the “Scientific Director”) and the chief science officer for the Specific Research (the “Chief Science Officer’) who will be defined in each Specific Agreement.

With regard to GENSIGHT, the scientific point of contact is Didier Pruneau or any other person appointed by GENSIGHT during the term of the Agreement (the “Scientific Point of Contact”).

In the event that the Scientific Director is prevented from directing the Research, the ESTABLISHMENTS undertake to inform GENSIGHT, immediately and in writing, and to propose an alternative solution within [**] days. GENSIGHT will have [**] days to approve or reject the proposed solution. Failing an agreement between the Parties regarding an alternative solution within [**] months of the date on which the Scientific Director no longer performs his duties, the parties shall meet and decide on how to move forward with this Agreement.

The Parties shall keep each other regularly informed of the progress of the Research, notably within the context of Steering Committee meetings as provided for in Article 3 below. An annual report on all the Research carried out will be prepared by the Scientific Director, covering all of the results obtained within the scope of the Specific Agreements during the period under consideration as well as the raw data. Said annual report shall be considered as confidential information by the Parties.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Within the scope of the performance of Research, GENSIGHT may be required to provide the LABORATORY with Products under the supervision of the Steering Committee.

2.2.2	In the event that the Research were to deal with particles of the human body, each Party shall guarantee its strict compliance with all of the laws and regulations in force at the time said Research is carried out and in particular the provisions of Articles L. 1211-1 to L. 1211-8 and L. 1241-1 et seq. of the French Public Health Code (Code de la Santé Publique).

Each Party shall guarantee that the tissue, cells and products of the human body removed pursuant to the provisions of Articles L. 1241-1 et seq. of the French Public Health Code and used to perform the Research were removed and collected pursuant to the general principles governing the donation and use of elements and products of the human body, set out by the French Public Health Code in Articles L. 1211-1 to L. 1211-9, and relating to the donor’s prior consent and the benevolence and anonymity of the donation.

In compliance with the principle of anonymity provided for in Article L. 1211-5 of the French Health Code, each Party:

(i)	shall guarantee that all of the information and documents relating to the donor and to the products removed, including the consent form as well as the results of analyses and screening tests, will be kept,

(ii)	shall undertake to provide the other Party with any information and documents in its possession regarding the products removed and immediately warn the other Party of any risk or difficulty relating to such products of which it becomes aware.

ARTICLE 3 – STEERING COMMITTEE

3.1	A Steering Committee shall be set up comprising two (2) representatives of the ESTABLISHMENTS and two (2) GENSIGHT representatives.

Upon signature of this Agreement, the representatives shall be:

For the ESTABLISHMENTS:

•	Professor José Sahel (or a duly authorized representative) representing the ESTABLISHMENTS

•	Serge Picaud, Chief Science Officer

For GENSIGHT:

•	Bernard Gilly (or a duly authorized representative) representing GENSIGHT

•	Didier Pruneau, Scientific Director of GENSIGHT

The Steering Committee may be assisted by a representative of each Party and by experts in an advisory capacity, on condition that they be subject to confidentiality obligations.

3.2	Frequency

The Steering Committee will meet at least once every [**] months, at the request of the first Party to act, in order to perform a progress review of the Research,

•	at any time, at the request of one of the Parties,

•	each year, at the latest [**] months before the anniversary of the date on which the Agreement entered into effect, to decide on changes in direction of the General Research Program and/or changes of programs and or amendments as regards the resources dedicated to the performance of Research, and to validate Research programs and the budgets connected to each Research,

•	at the latest [**] months before the expiration of the contract period in progress, in order to discuss the possible renewal of the Agreement and the related terms and conditions.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

3.3	Role

The role of the Steering Committee is to take all necessary steps, over and above the contractual stipulations already provided for in the Agreement, required for the harmonious development of this partnership.

It shall in particular:

•	follow all stages of the Research: study possibilities for the redirection, extension, interruption, or continuation of the Research upon expiration of the contract period in progress,

•	specify the terms and conditions for implementing each specific Research (program and related budget), send this information to the ESTABLISHMENT appointed to implement and manage the related Specific Agreement before the start of the work;

•	give its opinion on staff exchanges or the reception conditions for employees of one or other of the Parties in the premises of the other Party;

•	prepare, on a quarterly basis (and upon request) the list of Products and projects, as well as the resources required to perform the Research;

•	review the possibilities/opportunities for publishing or communicating all or part of the results arising from the Research;

•	review the possibilities for protecting all or part of the results of the Research by means of intellectual property rights and inform the Parties of its findings;

•	suggest, to GENSIGHT, projects from the LABORATORY that may be slated for pharmaceutical development;

•	give its opinion on the contribution of PhD students to the Collaborative Activities carried out within the scope of the Agreement.

3.4	Decisions

The Steering Committee may only validly meet if all of its members are present or represented. All decisions shall be taken unanimously by the Committee members. Minutes will be drawn up by the Committee members. In no event shall these minutes be considered to amend the provisions of this Agreement or to increase or limit the rights and obligations of the Parties deriving from it. Such amendments may only be made by means of a supplemental agreement to this Agreement. A copy of the minutes of each meeting will be sent, on a confidential basis, to the ESTABLISHMENTS, for UPMC for the attention of the Director General of Research and Technology Transfer, Ms. Sophie Cluet, Tour Zamansky, 4, place Jussieu, 75252 Paris Cedex 05.

ARTICLE 4 - STAFF

4.1	For the performance of the activities provided for in this Agreement, the Parties will assign the human, material and operational resources required for its successful implementation in their premises, as well as in the premises of the other Party, where applicable. Such assignment of resources will be taken into account in the evaluation of the total cost of each Research carried out. More specific reference will be made to the assignment of staff in the Specific Agreements.

Access by one of the Parties to the premises of the other Party will take place after agreement by the Parties and with regard to the Steering Committee, which will formally designate the staff chosen for such access. Each Party shall undertake that the staff members having access to the premises of the other Party shall comply with the confidentiality undertakings set out in Article 10 of the Agreement.

4.2	Each Party shall retain, with regard to its staff, all obligations and duties connected to its capacity as employer. During the time they spend in the premises of the other Party, the staff of the Party concerned will be subject to the procedures and rules of the other Party regarding safety, timekeeping and discipline. In terms of work-related injury and social welfare cover, they will be covered by their employer and their employer shall guarantee that they have their own social welfare and civil liability insurance.

4.3	Within the scope of the Specific Agreement, training shall be encouraged for each Party’s staff. In particular, GENSIGHT staff working at the LABORATORY pursuant to Article 4.1 may receive training enabling them to master certain technical aspects related to the activities provided for within the context of this Agreement. This training will be provided within the limits of the leadership capacities and professional obligations and tasks of the LABORATORY’s staff.

ARTICLE 5 – OWNERSHIP OF RESULTS

5.1	Products made available to the LABORATORY by GENSIGHT for the performance of the Research, as well as any improvements to the Products achieved pursuant to the Research (within the scope of Research Activities or Collaborative Activities) shall remain the property of GENSIGHT. The ESTABLISHMENTS’ biological know-how and materials implemented within the scope of the Research Activities and improvements thereto, shall remain the property of the ESTABLISHMENTS.

5.2	Results obtained within the context of the Research Activities as well as improvements to the Products obtained as a result of the Research (hereinafter the “Specific Results”), excluding improvements brought about with respect to the ESTABLISHMENTS’ biological know-how and materials that represent knowledge specific to the LABORATORY, shall belong to GENSIGHT, which may make free use thereof. GENSIGHT acknowledges that these Specific Results will be received from the ESTABLISHMENTS without any warranty as regards their use, industrial and/or commercial exploitation, freedom of use, compatibility or compliance with a specific use, absence of error or fault. GENSIGHT will use or exploit the results of the Research at its own expense and risk and, accordingly, GENSIGHT may not call the ESTABLISHMENTS or members of their staff in warranty in the event of damage or harm of any kind whatsoever caused by such use or exploitation of the Specific Results. The ESTABLISHMENTS will acknowledge, as of the date of signature of each Specific Agreement, that as far as they are aware they are free to use the techniques and know-how implemented within the scope of the Research Activities defined in the program, which will be attached as a Schedule.

GENSIGHT shall indemnify the ESTABLISHMENTS and their staff members against any claims against them for damages to persons or property arising from the use or exploitation of the Specific Results or in the event of counterfeit, subject to the provisions of the previous paragraph.

5.3	Results obtained within the context of the Collaborative Activities (the “Joint Results”), to the exclusion of improvements to the Products (which shall be considered as Specific Results even if such results were obtained within the scope of a Collaborative Activity), whether or not they are patentable, shall belong jointly, on a 50-50 basis, to the ESTABLISHMENTS and GENSIGHT. The Establishment having signed the Specific Agreement relating to the Collaborative Activity will be appointed by the other Establishment as GENSIGHT’s dedicated contact for the management of the co-ownership and the negotiation of an exclusive worldwide license for the exploitation of the Joint Results.

It shall also be understood by the Parties that the ownership rights and operating procedures for the biological know-how and materials, developed and/or having been improved by the LABORATORY as research tools within the context of the performance of Collaborative Activities will be defined within the scope of each Specific Agreement. The biological know-how and materials developed by the LABORATORY as research tools may only be included in non-exclusive licenses for the benefit of GENSIGHT.

5.4	The ESTABLISHMENTS may use the Joint Results for research requirements and to carry out research work in collaboration with academic third parties with the prior knowledge of GENSIGHT, within the scope of the Steering Committee, subject to compliance with the confidential nature thereof and the undertaking of the academic third parties not to use said Joint Results for collaborations or services with third parties. The use of the Joint Results by the LABORATORY to carry out research in partnership with industrial third parties shall be subject to the prior written agreement of GENSIGHT.

ARTICLE 6 - PROTECTION OF THE JOINT RESULTS

6.1.	In the event that the Joint Results formalized within the scope of a Specific Agreement between GENSIGHT and the ESTABLISHMENTS were to be the subject of a patent application, said application would be filed in the joint names of GENSIGHT, UPMC, the CNRS and INSERM. The Establishment signing the Specific Agreement underlying the Joint Results will be appointed as sole prime contractor on behalf of all the ESTABLISHMENTS (hereinafter “Prime Contractor Establishment”).

Each patent application filed to protect the Joint Results will be governed by a co-ownership rule drawn up by the Parties. The Parties already agree on the management rules set out in Schedule 3 “General Principles of Co-ownership”. GENSIGHT will send the Prime Contractor Establishment a letter to officially inform it in the month of the priority filing of the Joint Results being obtained and the filing of any patent application, which will be subject to the provisions of Schedule 3.

6.2	Results subject to secrecy obligations

With regard to the opinion of the Steering Committee and having informed the ESTABLISHMENTS, GENSIGHT may decide not to file patent applications but to exploit all or part of the Joint Results in a secret technical file. In such an event, the Parties will jointly determine:

•	the share of the Joint Results that will go into said secret technical file and that therefore may not be published;

•	the content of the information that will not be contained in the secret technical file and that may be published or communicated to third parties;

•	the length of time for which said technical file will remain secret,

•	the operating conditions and financial returns in respect of these Joint Results.

ARTICLE 7 – OPERATING PROCEDURES IN RESPECT OF THE JOINT RESULTS

7.1.	Exploitation in the Area

On condition that GENSIGHT pays all COSTS pursuant to Article 3 of Schedule 3 below, does not abandon filing a PATENT pursuant to Article 4.4 of Schedule 3 below or does not surrender a PATENT pursuant to Article 4.5 of Schedule 3 below, the ESTABLISHMENTS shall grant GENSIGHT, in the AREA, a direct and/or indirect exclusive worldwide exploitation right to the Joint Results of the Research formalized within the scope of the Specific Agreements between GENSIGHT and INSERM and/or UPMC (in the name of the ESTABLISHMENTS), whether or not they are patented and whether or not they are included in secret technical files.

If, within the scope of the Area, GENSIGHT does not undertake development work or have development work undertaken in relation to the Joint Results within [**] months of communication to GENSIGHT of all the final data relating to the Joint Results, it is agreed that the ESTABLISHMENTS may propose the development and exploitation of such Joint Results to a third party. This period may be extended at GENSIGHT’s request in the event that GENSIGHT were to prove that additional experiments were necessary to enable GENSIGHT to begin development work. In such case, GENSIGHT will inform the LABORATORY and the ESTABLISHMENTS of the type of additional experiments required within [**] days of the request. The Steering Committee will evaluate whether the additional experiments may be performed within the LABORATORY or if they must be carried out by GENSIGHT internally or by a third party. If the Steering Committee deems that these additional experiments may be performed within the LABORATORY, they will be carried out within the scope of a Specific Cooperation Agreement. Upon obtaining these new Joint Results, GENSIGHT will have [**] months to undertake development work.

If GENSIGHT does not undertake development work relating to the Joint Results the Parties may then either:

•	decide, by mutual agreement, on the third party to which GENSIGHT and the ESTABLISHMENTS shall grant an exclusive or co-exclusive exploitation license for the therapeutic applications, the conditions of this license and the distribution of royalties among the Parties being decided pursuant to the terms and conditions of Article 7.3 below; or

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

•	in the event of refusal by GENSIGHT to grant a license as stipulated above, agree to reasonable compensation to be paid by GENSIGHT to the ESTABLISHMENTS, the amount of which will be determined by mutual agreement between the Parties in light of comparable processes or products existing on the market and the Parties’ intellectual and financial contributions to the Research having led to the Joint Results.

•	The ESTABLISHMENTS will be notified of GENSIGHT’s acceptance or refusal within [**] days of the request for rights to be granted to third parties by the ESTABLISHMENTS. If GENSIGHT fails to respond within such period GENSIGHT will be deemed to have granted the rights to a third party and the provisions of the above paragraph will apply.

7.2.	Exploitation outside the Area

The ESTABLISHMENTS shall have exclusive rights to exploit the Joint Results for applications outside the scope of the AREA.

The ESTABLISHMENTS may freely negotiate any research contract or operating license relating to said Joint Results with any third party of their choice.

The ESTABLISHMENTS will then pay GENSIGHT a share of the remuneration received, in a ratio fixed in accordance with the terms and conditions set out in Article 7.3 below.

7.3.	Financial compensation

In the event of exploitation of the Joint Results that are patented or that are included in a secret technical file the Party or Parties exploiting the results shall undertake to pay financial compensation to the other Party or Parties.

The Parties shall undertake to negotiate and sign an operation agreement before any direct and/or indirect exploitation of said Joint Results.

Accordingly, before any act of marketing, the Parties shall draw up a marketing agreement specifying, in particular, the licensed patents, the beneficiary or beneficiaries, the scope and exclusivity granted, as well as the amount of remuneration and/or the royalty rate.

7.4.	Prior rights required for exploitation

If the exploitation of the Joint Results requires the use by a Party of prior know-how or patents held in whole or in part by the other Party, the other Party will endeavor, subject to rights granted to third parties, to favor such exploitation. The conditions of use of prior rights will then be set by agreement, on a case by case basis.

7.5.	General provisions

All of the provisions of Articles 6 to 7 above are intended to apply for as long as the last co-owned intellectual property rights remain in force.

The above provisions shall be without prejudice to the application of Articles L. 613-11 et seq. of the French Intellectual Property Code (Code de la Propriété Intellectuelle) regarding compulsory licenses.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

7.6	Warranty – Liability

GENSIGHT acknowledges that these Joint Results will be received from the ESTABLISHMENTS without any warranty as regards their use, industrial and/or commercial exploitation, freedom of use, compatibility or compliance with a specific use, absence of error or fault. GENSIGHT will use or exploit the results of the Research at its own expense and risk and, accordingly, GENSIGHT may not call the ESTABLISHMENTS or members of their staff in warranty in the event of damage or harm of any kind whatsoever caused by such use or exploitation of the Joint Results. The ESTABLISHMENTS will acknowledge, as of the date of signature of each Specific Agreement that as far as they are aware they are free to use the techniques and know-how implemented within the scope of the Research Activities defined in the program, which will be attached as a Schedule.

GENSIGHT shall indemnify the ESTABLISHMENTS and their staff members against any claims against them for damages to persons or property arising from the use or exploitation of the Joint Results or in the event of counterfeit, subject to the provisions of the previous paragraph.

ARTICLE 8 - TERM

The Agreement shall be entered into for a term of three (3) years as from its signature by the Parties.

Its term may be extended by means of a supplemental agreement to this Agreement.

The provisions of Articles 5, 6, 7, 10, 11 and 16 shall remain in force notwithstanding the expiration or termination of the Agreement.

ARTICLE 9 – FINANCIAL CONTRIBUTION

GENSIGHT’s financial contribution in respect of this Agreement and the Specific Agreements resulting from it shall be defined as follows:

A total amount over three (3) years of one million and forty-one thousand euros excluding tax (€1,041,000 excl. VAT) (with VAT at the rate in force)

This amount will be paid as follows

•	423,600 euros excluding tax upon signature of this Agreement

•	269,400 euros excluding tax at the end of the first year following signature of this Agreement

•	348,000 euros excluding tax at the end of the second year following signature of this Agreement in exchange for:

1)	the performance by the LABORATORY of the Research Activities and Collaborative Activities, the programs and budgets of which will be defined within the scope of the Specific Agreements;

2)	the exclusive exploitation right in the Area granted to GENSIGHT by the ESTABLISHMENTS with respect to their share of ownership of the Joint Results for the length of time set out in Article 7.1.

The financial contributions will be paid within the scope of this Agreement for the attention of UPMC on behalf of the LABORATORY and will be specified in each Specific Agreement implemented with the Establishment having signed said Specific Agreement on behalf of the LABORATORY. It is understood that the full cost of the Research Activities borne by the LABORATORY shall be financed by GENSIGHT, while at least the additional costs borne by the LABORATORY in respect of the Collaborative Activities shall be financed. In any event, the sum total of the cost of the Research and the Collaborative Activities upon expiration of the contract will not exceed the total amount of 1,041,000 (one million and forty one thousand) euros as stipulated in this Agreement.

In the event that a Specific Agreement or Specific Agreements were entered into with INSERM, UPMC will refund the amounts relating to each of the Specific Agreements to INSERM.

On presentation of the invoices issued by UPMC, the payments will be made by wire transfer to:

Monsieur l’Agent Comptable de l’Université Pierre et

Marie Curie (UPMC’s accountant)

RECETTE GENERALE DES FINANCES DE PARIS

(Paris finance directorate)

94 RUE REAUMUR

75002 PARIS

ACCOUNT: [**]

The payments will be made [**] days from the end of the month, as from the date of receipt of the invoice.

ARTICLE 10 - CONFIDENTIALITY- PUBLICATIONS

10.1	The Parties undertake to keep secret, pursuant to the conditions listed below, information belonging to one of the Parties, which will be communicated within the scope of the Agreement or of a Specific Agreement.

10.2	Information:

•	that is already public knowledge at the time of its disclosure,

•	that enters the public domain during the period covered by this Agreement and/or a Specific Agreement, through no fault of the Parties having received the information,

•	that was already in the receiving Parties’ possession before being provided to them,

•	that is or may be disclosed to one of the receiving Parties by an authorized third party who is not bound by a confidentiality undertaking,

•	whose publication and/or communication was previously authorized in accordance with Article 11, shall not be considered as confidential.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

10.3 The provisions of this Article relating to secrecy shall remain in force with respect to i) confidential information exchanged in relation to the Agreement throughout the term of the Agreement and for [**] years following its expiration or termination ii) confidential information exchanged in relation to a Specific Agreement throughout the term of said Specific Agreement and for [**] years following expiration or termination of said Specific Agreement, unless otherwise specified in said agreement.

ARTICLE 11 - PUBLICATIONS OR COMMUNICATION

11.1

11.1.1	Any proposed disclosure of the Joint Results by one of the Parties, regardless of the medium used, such as the submission of a draft publication or written or oral communication by the Parties and the transmission to third parties of all or part of the Results by the Parties approved by the Steering Committee, will be submitted in writing to the other Party, for the term of the Specific Agreement underlying the Joint Results and for [**] months following its expiration. The other Party will make its decision known within [**] months of receipt of the proposed disclosure. In the absence of a response at the end of this [**] month period, the requested Party will be deemed to have given its approval.

Accordingly, any proposed disclosure will be submitted for the prior written approval of the other Party who may delete or amend certain details whose disclosure may harm the industrial and commercial exploitation of the Results under good conditions. Such deletions or amendments shall not undermine the scientific value of said disclosure.

The Parties agree that the above-mentioned period of [**] months will be reduced to [**] days when the proposed publication or communication is an abstract.

11.1.2	Specific Results obtained within the scope of Specific Agreements defining the Research Activities may not be published by the ESTABLISHMENTS without the prior written agreement of GENSIGHT, which will make its decision known within [**] months of receipt of the proposed disclosure. Failure to reply within this period will signify GENSIGHT’s rejection of such disclosure. GENSIGHT may delete or amend certain details whose disclosure may harm the industrial or commercial exploitation of the Results under good conditions. Such deletions or amendments shall not undermine the scientific value of said disclosure.

Communications and publications of Specific Results obtained within the scope of the Specific Agreements performed by GENSIGHT shall refer to the support of the LABORATORY and its staff, unless they state their refusal to GENSIGHT within [**] days of presentation of the proposed communication or publication of said results to the LABORATORY.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

11.2	If the results (including research reports) to be published or communicated are of industrial, commercial or strategic interest for the activities of one of the Parties, such Party may extend the initial [**] month deadline, in accordance with the following two scenarios:

•	if a patent application is likely to be filed, the Parties may agree, on expiration of the first [**] month period, to keep the information concerned confidential with a view to the patent application being filed, for an additional [**] months and in accordance with terms and conditions laid down by common accord. In such a case the provisions of Article 11.2.1 below will apply;

•	if the Results in question could be included in a secret technical file, the provisions of Article 11.2.2 below will apply.

11.2.1	In the event that the Joint Results could lead to the filing of a patent application, secrecy will be maintained until the patent application has been filed and may be maintained, at the written request of GENSIGHT, for a period that may not exceed [**] months following filing of the priority application. This written request shall be formulated by GENSIGHT and sent to the LABORATORY and the ESTABLISHMENTS at the latest [**] days after the Parties’ decision to file a patent application.

11.2.2	Under the conditions of Article 6.2, GENSIGHT may decide not to file patent applications but to exploit all or part of the Joint Results in the Area in respect of a secret technical file.

The Parties will then jointly decide:

•	the portion of the Joint Results that will go into said technical file, and the length of time the information contained in said technical file shall be kept secret;

•	the content of the Joint Results that will not be contained in the secret technical file and that may be published or communicated to third parties, within the time periods set out in Articles 11.1 and 11.2 above.

11.3	The above provisions shall not impede either:

•	the thesis presentation of research students referred to in the Steering Committee, subject to the following stipulations; or

•	the obligation incumbent on the LABORATORY’s researchers to produce an activity report to the organization to which they belong or, in the event of information of a confidential nature, a confidential report to the Executive Management; or

•	the obligation incumbent on teacher-researchers belonging to higher education institutions to prepare a periodic activity report or, in the event of information of a confidential nature, a confidential report to the President of the Proprietary Products Committee and the Implementation Committee and the President of the relevant Section of the National Council of Universities, insofar as this communication shall not represent a disclosure within the meaning of French intellectual property laws or this Agreement.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

11.4	In the event that all or part of the Joint Results that are the subject of a university thesis were to give rise to either a secret technical file or the filing of a patent application, the Joint Results included in said technical file or patent application will be communicated only to the members of the jury under a secrecy agreement and will not be referred to in the thesis.

If necessary, the Parties will use their best efforts to obtain a derogation from the President of the University or institution concerned for the thesis to be presented in camera.

11.5	The publications or communications shall mention the contribution of each of the Parties to obtaining the published Joint Results.

11.6	Notwithstanding the provisions of this Article, GENSIGHT may communicate all or part of the Joint Results to:

•	the competent authorities in order to obtain the authorizations necessary to manufacture and market the products arising from the Joint Results,

•	any third party participating in a cooperation agreement with GENSIGHT with a view to developing, manufacturing and marketing the products arising from the Joint Results in the Area,

•	any third party within the scope of an audit.

GENSIGHT will make the third party receiving such Information in this context responsible for the obligation to keep such Information confidential.

ARTICLE 12 - TERMINATION

The Agreement may be terminated by one of the Parties in the event of non-performance by the other Party of one or several of its obligations in respect of the Agreement insofar as the defaulting Party has not remedied its breach within [**] month of notice of such breach by registered mail.

The Agreement will also be automatically terminated in the event of the closure or court-ordered liquidation of GENSIGHT as of the date of the judgement ordering the liquidation subject to the provisions of Article L. 621.28 of the French Commercial Code (Code de Commerce).

The fact of exercising the right of termination shall not exempt the Parties from fulfilling their contractual obligations until such date as the termination of the Agreement takes effect.

In the event of early termination, for any reason whatsoever, the amounts owed to UPMC will be calculated prorata temporis to the Research already carried out by the LABORATORY as of the date of termination of the Agreement, it being understood that the amounts already paid by UPMC to compensate its staff shall be reimbursed to UPMC to enable it to meet its obligations vis-à-vis said staff compensated within the scope of the Agreement.

ARTICLE 13 – NON-TRANSFERABILITY

None of the Parties may transfer all or part of the Agreement to a third party without the prior written approval of the other Party.

In the event of the merger, absorption, disposal or transfer of activities to a company or any other transformation of GENSIGHT aimed at amending the intuitu personae features taken into account for entering into the Agreement, the Agreement may only be transferred with the prior written consent of the ESTABLISHMENTS. This prior approval must be given within [**] days of the request and may not be refused without legitimate reason.

It is already understood that said company will, in any event, be subject to the same obligations as GENSIGHT within the scope of this Agreement unless the Parties jointly agree otherwise.

In all cases a supplemental agreement to the Agreement between the ESTABLISHMENTS and said company shall be drawn up at the same time as the transaction carried out with GENSIGHT, which will define the respective obligations of said Parties in accordance with the above paragraph.

ARTICLE 14 – NON-EXCLUSIVE PARTNERSHIP

The partnership set up by the Agreement shall be non-exclusive. Nothing in the Agreement shall be intended to prevent or limit the possibility for each of the Parties to carry out research in the Area independently or with a third party.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 15 - SCHEDULES

The following schedules:

•	Schedule 1: General Research Program

•	Schedule 2: Confidentiality undertaking template

•	Schedule 3: General Principles of Co-ownership

shall form an integral part of the Agreement.

ARTICLE 16 – JURISDICTION AND APPLICABLE LAW

The Agreement and the Specific Agreements shall be subject to French law.

The Parties shall endeavor to amicably resolve any disputes arising from the interpretation or performance of the clauses of the Agreement and/or a Specific Agreement.

Should a disagreement persist, the PARIS courts shall have jurisdiction.

Executed in Paris, on

In two original counterparts.

For UPMC	For GENSIGHT
For the President and by delegation
Head of the Enterprise and Technology Transfer Office

Signature:	/s/ Luc GRATEAU	Signature:	/s/ Bernard Gilly
Name:	Jean CHAMBAZ Luc GRATEAU	Name:	Bernard GILLY
Title:	President	Title:	Chairman and CEO
Date:	19 DEC. 2013	Date:	9/01/2014

INITIALS FOR APPROVAL

Signature:	/s/ José Sahel

Name:	José SAHEL
Title:	Director of the Institut de la Vision Research Institute
Date:	19 DEC. 2013

SCHEDULE 1

“General Research Program”

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 2

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 3

“General Principles of Co-ownership”

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.